UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Lauder, Leonard A. (1)
   The Estee Lauder Companies Inc.
   767 Fifth Avenue
   New York, NY  10153
2. Issuer Name and Ticker or Trading Symbol
   The Estee Lauder Companies Inc.
   EL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   05/31/1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman of the Board of Directors and Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Class A Common Stock       |05/18/|G   |V|545,000           |D  |           |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |05/25/|S   | |300,000           |D  |$92.75     |5,394,646 (2)      |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |05/05/|S   | |155,039           |D  |$96.75     |                   |I     |By EL 1994 Trust (3,4)     |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |05/26/|S   | |108,182           |D  |$92.4375   |3,885,933 (2)      |I     |By EL 1994 Trust (3,4)     |
                           |1999  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |05/25/|S   | |250,000           |D  |$92.75     |4,001,883 (2)      |I     |By LAL Family Partners (3,5|
                           |1999  |    | |                  |   |           |                   |      |)                          |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |      |    | |                  |   |           |1,391,157 (2)      |I     |By GRAT (3,6)              |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |      |    | |                  |   |           |7,692 (2)          |I     |By Lauder & Sons L.P. (3,7)|
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |      |    | |                  |   |           |260,000 (2)        |I     |By Spouse (8)              |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Designated filer on behalf of (a) the Reporting Person, (b) Evelyn H. Lauder ("EHL"), who is the Reporting
Person's wife, (c) The Estee Lauder 1994 Trust (the "EL 1994 Trust:), a ten percent owner of the Issuer, (d) LAL
Family Partners L.P. ("LAL Family Partners"), a ten percent owner of the Issuer, and (e) LAL Family Corporation, a ten percent owner of the Issuer. Mrs. Lauder is an Executive Officer (Senior Corporate Vice President) of the Issuer
and she disclaims beneficial ownership of the securities owned directly and indirectly by her husband, except for the 260,000 shares of Class A Common Stock which she holds directly. At the end of May 1999:
(a) EHL beneficially owned (i) 260,000 shares of Class A Common Stock directly,
(ii) 5,394,646 shares held directly
by her husband, and (iii) 9,286,665 shares held indirectly by her husband. EHL disclaims beneficial ownership of securities owned directly and indirectly by her
husband.
(b) EL 1994 Trust beneficially owned 3,885,993 shares of Class A Common Stock directly and no shares indirectly.
(c) LAL Family Partners beneficially owned 4,001,883 shares of Class A Common Stock directly and no shares indirectly.
(d) LAL Family Corporation beneficially owned 4,001,883 shares of Class A Common Stock indirectly, as the sole corporate partner of LAL Family Partners, and no shares
directly.
(2) The amount of securities beneficially owned at the end of the month does not reflect the Issuer's 2-for-1 stock split of its Class A and Class B Common Stock because the stock split did not become effective until June 2, 1999.
(3) The Reporting Person disclaims beneficial ownership to the extent that he does not have a pecuniary interest in such securities.
(4) The Reporting Person is co-Trustee and beneficiary of the EL 1994 Trust.
(5) The Reporting Person is the sole individual partner of LAL Family Partners and the majority stockholder of LAL
Family Corporation, which is the sole corporate partner of LAL Family Partners.
 LAL Family Partners is a limited
partnership in which the Reporting Person has sole voting and investment power.
(6) The Reporting Person is grantor of a grantor retained annuity trust.
(7) The Reporting Person is a general partner of Lauder & Sons L.P. The Reporting Person is also a Trustee of The
1995 Estee Lauder LAL Trust, which is also a general partner in Lauder & Sons
L.P.
(8) The Reporting Person disclaims beneficial ownership of shares owned by his wife.
Joint Filer
Information
Name: Evelyn H.
Lauder
Address: The Estee Lauder Companies
Inc.
767 Fifth
Avenue
New York, NY  10153
Designated Filer: Leonard A.
Lauder
Issuer and Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Date of Event Requiring Statement:
05/31/1999
Signature: /s/ Evelyn H.
Lauder
Name: The Estee Lauder 1994
Trust
Address: c/o Leonard A. Lauder,
Trustee
The Estee Lauder Companies
Inc.
767 Fifth
Avenue
New York, NY
10153
Designated Filer: Leonard A.
Lauder
Issuer and Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Date of Event Requiring Statement:
05/31/1999
Signature: /s/ Leonard A. Lauder,
Trustee
Name: LAL Family Partners
L.P.
Address: c/o Leonard A.
Lauder
The Estee Lauder Companies
Inc.
767 Fifth
Avenue
New York, NY
10153
Designated Filer: Leonard A.
Lauder
Issuer and Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Date of Event Requiring Statement:
05/31/1999
Signature: /s/ Leonard A. Lauder, Managing
Partner
Name: LAL Family
Corporation
Address: c/o Leonard A.
Lauder
The Estee Lauder Companies
Inc.
767 Fifth
Avenue
New York, NY
10153
Designated Filer: Leonard A.
Lauder
Issuer and Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Date of Event Requiring Statement:
05/31/1999
Signature: /s/ Leonard A. Lauder,
President
SIGNATURE OF REPORTING PERSON
Leonard A. Lauder
DATE
06/01/1999